EXHIBIT 10.5

AMENDED AND RESTATED ANSYS, INC.

CASH BONUS PLAN

The provisions of the ANSYS, Inc. Cash Bonus Plan are hereby amended and restated as follows to read in its entirety as follows:

This Amended and Restated Cash Bonus Plan (the “Plan”) is hereby adopted as of November 6, 2008. The Plan is administered by the Committee. All determinations as to bonuses and awards are made by the Committee, subject to ratification by the Company’s Board of Directors (the “Board”). The Plan is available for those executive officers and other senior managers determined by the Committee in its sole discretion (the “Participants”).

1.	Annual Cash Bonus. An annual cash bonus is determined by the Committee based on the achievement of individually weighted corporate, individual and organizational goals and criteria, as determined in the discretion of the Committee. The Committee will set individual targets for Participants ranging from 30% to 100% of base salary at the start of a fiscal year. Cash bonuses will be determined by the Committee quarterly and annually, and may fall below, meet, or exceed the targets depending upon the achievement of a combination of (1) objective Company performance goals, appropriately tailored for plan participants, and (2) individual performance criteria.

2.	Individual Criteria. The individual performance criteria for each Participant vary depending on the Participant’s responsibilities, and are based on the evaluation of performance objectives including publicly disclosed business unit and departmental performance, functional excellence, operational excellence, organizational development, and such other criteria as determined at the discretion of the Committee.

3.	Corporate Criteria. The objective Company performance goals for each participant are based on the Company’s publicly disclosed quarterly and annual financial performance, including revenue growth, operating profit and earnings per share.

4.	Timing of Bonus Payments. Any bonus under this Plan will be paid to the recipient by no later than March 15 of the year following the year in which the bonus is earned.

5.	Miscellaneous. The specific financial hurdles will be adjusted, as necessary, by the Committee to reflect subsequent stock splits, extraordinary dividends, offerings of common shares, acquisitions, changes in accounting rules, etc. The individual performance target may be adjusted for job changes. Bonuses are paid in cash, based on financial statements and other data for the year being measured. The Company’s Board of Directors and the Committee may modify the goals and criteria at any time. The Committee may grant bonuses to executive officers and other senior managers even if performance goals and criteria are not met. The Committee also retains the ability not to award cash bonuses.

6.	Amendment and Termination. The Committee reserved the right to amend and terminate the Plan at any time. Participation in the plan shall in no event be deemed to be an offer of continuing employment or to any bonus whatsoever, which bonuses shall be determined by the Committee in its sole discretion.